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+--------+
| FORM 4 |
+--------+

[_] Check this box if            U.S. SECURITIES AND EXCHANGE COMMISSION
    no longer subject                     WASHINGTON, D.C. 20549
    to Section 16.             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Form 4 or Form 5
    obligations may        Filed pursuant to Section 16(a) of the Securities
    continue. See               Exchange Act of 1934, Section 17(a) of the
    Instruction 1(b).           Public Utility Holding Company Act of 1935 or
                           Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

        Hansen                      Larry                          C.
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        (Last)                      (First)                        (Middle)

        4901 Searle Parkway, A-3
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                                   (Street)

        Skokie,                     IL                               60077
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        (City)                      (State)                           (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

    MediChem Life Sciences,Inc. (MCLS)

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3.  IRS or Social Security Number of Reporting Person
    (voluntary)

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4.  Statement for Month/Year

               12/00

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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    X Director           Other
   ---                ---

      Officer            10% Owner
   ---                ---
                    (give title below)                       (specify below)

Member of Board of Directors

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7.  Individual or Joint/Group Filing (Check Applicable Line)

    X Form filed by One Reporting Person
   ---

      Form filed by More than One Reporting Person
   ---

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Transaction  4. Securities Acquired (A)        5. Amount of         6. Ownership  7. Nature of
   of                    action     Code            or Disposed of (D)                Securities           Form:         Indirect
   Security              Date       (Instr. 8)      (Instr. 3, 4 and 5)               Beneficially         Direct        Beneficial
   (Instr. 3)            (Month/                                                      Owned at             (D) or        Ownership
                         Day/    -----------------------------------------------      End of               Indirect      (Instr. 4)
                         Year)                                                        Month                (I)
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (Instr. 4)
                                                               (D)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
If the form is filed by more than one reporting person, see
Instruction 4(b)(v).
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans            4. Transaction         6. Number of Deriv-
    Security (Instr. 3)               sion or             action              Code                   ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Derivative          Day/                                       (Instr. 3, 4, and 5)
                                      Security            Year)


                                                                           ---------------------------------------------------
                                                                            Code        V             (A)           (D)

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
Employee Stock Option
   (right to buy)                    $4.91             12/5/00              A                       10,000
------------------------------------------------------------------------------------------------------------------------------------

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
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                          7. Date Exer-         8. Title and Amount of       8. Price    9. Number of    10. Ownership 11. Nature of
                             cisable and           Underlying Securities        of          Derivative       Form          Indirect
                             Expiration            (Instr. 3 and 4)             Deriv-      Securities       of De-        Bene-
                             Date                                               ative       Beneficially     rivative      ficial
                             (Month/Day/                                        Secur-      Owned            Securities    Ownership
                             Year)                                              ity         at End           Bene-         (Instr.4)
                                                                                (Instr.5)   of               ficially
                         -------------------    -------------------------                   Month            Owned at
                         Date        Expira-                   Amount or                    (Instr. 4)       End of
                         Exer-       tion          Title       Number of                                     Month(1)
                         cisable     Date                      Shares                                        (Instr. 4)

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
                                                    Employee
                                                     Stock
                                                     Option
                                                    (right to
                           12/5/00     12/5/10        buy)         10,000                                     10,000         D
------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

                                  /s/ Larry C. Hansen                 01/10/2001
                                  --------------------------------    ----------
                                  ** Signature of Reporting Person        Date

** Intentional misstatements or ommissions of facts constitute Federal Criminal
     Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2